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Exhibit 21.1

SEALY CORPORATION SUBSIDIARIES
AS OF AUGUST 1, 2005

Sealy Mattress Corporation (Delaware)
Sealy Mattress Company (Ohio)
Sealy Mattress Company of Puerto Rico (Ohio)
Ohio-Sealy Mattress Manufacturing Co., Inc. (Massachusetts)
Ohio-Sealy Mattress Manufacturing Co. (Georgia)
Sealy Mattress Company of Kansas City, Inc. (Missouri)
Sealy of Maryland and Virginia, Inc. (Maryland)
Sealy Mattress Company of Illinois (Illinois)
A. Brandwein & Company (Illinois)
Sealy Mattress Company of Albany, Inc. (New York)
Sealy of Minnesota, Inc. (Minnesota)
North American Bedding Company (Ohio)
Sealy, Inc. (Ohio)
Mattress Holdings International LLC (Delaware)
The Ohio Mattress Company Licensing and Components Group (Delaware)
Sealy Mattress Manufacturing Company, Inc. (Delaware)
Sealy Technology LLC (North Carolina)
Sealy Korea, Inc. (Delaware)
Sealy (Switzerland) GmbH
Sealy (Switzerland) GmbH Finance Branch
Mattress Holdings International B.V. (The Netherlands)
Sealy Canada, Ltd. (Alberta)
Gestion Centurion, Inc. (Quebec)
Sealy Argentina Srl (Argentina)
Sealy do Brasil Limitada (Brazil)
Sealy Mattress Company Mexico S. de R.L. de C.V. (Mexico)
Sealy Servicios de Mexico S.A. de C.V. (Mexico)
Sealy Colchones de Mexico S.A. de C.V. (Mexico)
Mattress Holding SAS (France)
Sapsa Bedding SAS (France)
Sapsa Latex SL (Spain)
Sapsa Bedding SL (Spain)
Sapsa Bedding Srl (Italy)
Sapsa Bedding GmbH (Germany)
Sapsa Bedding Sprl (Belgium)
Sapsa Bedding Sprl (Holland)
Sealy Real Estate, Inc. (North Carolina)
Sealy Texas Management, Inc. (Texas)
Sealy Texas Holdings LLC (North Carolina)
Sealy Texas L.P. (Texas)
Western Mattress Company (California)
Advanced Sleep Products (California)
Sealy Components-Pads, Inc. (Delaware)
Sealy Mattress Company of S.W. Virginia (Virginia)
Sealy Mattress Company of Memphis (Tennessee)
Sealy Mattress Company of Michigan, Inc. (Michigan)

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  Exhibit 21.1
SEALY CORPORATION SUBSIDIARIES AS OF AUGUST 1, 2005